EXHIBIT 23A

              CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of our report dated January 25, 1995 appearing on page 42 of Sequent Computer Systems, Inc.'s Annual Report to shareholders which is incorporated by reference into Sequent Computer Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-6 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Portland, Oregon
May 23, 1995